NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
AUGUST 5, 2003                               PAUL J. MEYER
                                             808/877-3871
                                             808/877-1614 FAX


MAUI LAND & PINEAPPLE REPORTS 2003 2ND QUARTER RESULTS

     Kahului, Hawaii, August 5...Maui Land & Pineapple Company, Inc. (AMEX:MLP) today reported a net loss of $4.0 million ($.56 per share) for the second quarter of 2003 compared to a net loss of $2.1 million ($.29 per share) for the second quarter of 2002. Consolidated revenues for the second quarter of 2003 were $36.5 million compared to $33.6 million for the second quarter of 2002. For the first half of 2003, the Company had a net loss of $4.7 million ($.65 per share) compared to a net loss of $1.3 million ($.18 per share) for the first half of 2002. Consolidated revenues for the first half of 2003 were $73.8 million compared to $69.8 million for the same period in 2002.
     Increased losses for the second quarter and first half of 2003 were due to lower net results from the Company's major business segments, Pineapple and Resort, and increased general and administrative expenses, in particular related to management changes, employee layoffs in the Pineapple segment, legal fees and other consultant costs, depreciation expense and pension expense. The Commercial & Property segment produced improved results for the second quarter and first half of 2003.
     Pineapple operations produced an operating loss of $2.9 million for the second quarter of 2003 compared to an operating loss of $1.3 million for the second quarter of 2002. For the first half of 2003 the operating loss from Pineapple was $4.4 million compared to $2.5 million for the first half of 2002. Revenues for the second quarter and first half of 2003 were $23.9 million and $44.8 million, respectively, an increase of approximately 8% for both the quarter and six month period versus the comparable periods in 2002. Increased revenues for the second quarter and the first six months of 2003 were due
primarily to higher volume and prices of pineapple sales from Costa Rica by the Company's 100% owned subsidiary, Royal Coast Tropical Fruit Company, Inc. and increased sales volume of Hawaiian Gold (trademark), fresh whole pineapple grown on Maui. Increased revenues for the first six months of 2003 also reflected higher average sales prices for the Company's canned pineapple products. Sales volume of the Company's canned pineapple products was lower in the second quarter and first half of 2003 primarily due to increased general and administrative costs as described above. General and administrative costs charged to Pineapple segment operations increased by $2.1 million for the second quarter and $3.4 million for the first half of 2003 compared to the same periods in 2002.
     Kapalua Resort reported an operating loss for the second quarter of 2003 of $1.0 million compared to an operating loss of $400,000 for the second quarter of 2002. For the first half of 2003 Kapalua produced an operating profit of $266,000 compared to an operating profit of $2.6 million for the first half of 2002. The increased operating loss for the second quarter of 2003 and the reduction in operating profit for the first half of 2003 were due to fewer sales of new real estate product in 2003, primarily reflecting a lower inventory of product available for sale, higher operating costs and higher general and administrative expenses. Revenues for the second quarter of 2003 were 2% higher than the second quarter of 2002. For the first half of 2003, revenues of $23.8 million were 7% lower than the same period in 2002. Increased revenues for the second quarter of 2003 compared to the second quarter of 2002 were attributable to increased hotel and villa room occupancies at Kapalua, an increased number of paid rounds of golf, higher green fees and improved merchandise sales. For the first half of 2003, the overall room occupancy at the Resort and paid rounds of golf were lower than the first half of 2002.
     Commercial & Property operations reported an operating loss of $139,000 for the second quarter of 2003 compared to an operating loss of $458,000 for the second quarter of 2002. For the first half of 2003 the Commercial & Property operations produced an operating profit of $210,000 compared to an operating loss of $139,000 for the same period in 2002. Revenues from these operations were $2,105,000 for the second quarter of 2003 compared to $1,088,000 for the second quarter of 2002; and $5,184,000 for the first half of 2003 compared to $2,811,000 for the first half of 2002. Higher revenues and improved net operating results for the second quarter and first half of 2003 were primarily due to lot sales at the Kapua Village employee subdivision. Revenues and operating profit for the first half of 2002 included a $624,000 gain on the sale of a land parcel.
     On August 1, 2003, the sale of Napili Plaza to A&B Properties, Inc., the real estate subsidiary of Alexander & Baldwin, Inc. (NASDAQ:ALEX), closed escrow. The Company's gain from this sale of approximately $2 million will be included in third quarter 2003 results.
             *        *        *        *        *




                  MAUI LAND & PINEAPPLE COMPANY, INC.
                   Report of Consolidated Operations
                              (Unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                           Three Months Ended       Six Months Ended
                                June 30                  June 30
                             2003      2002           2003     2002
Revenues
  Pineapple               $23,876   $22,163        $44,774  $41,505
  Resort                   10,529    10,309         23,824   25,529
  Commercial & Property     2,105     1,088          5,184    2,811
  Other                       (20)        1            (19)       1
Total Revenues             36,490    33,561         73,763   69,846

Operating Profit (Loss)
  Pineapple                (2,879)   (1,322)        (4,416)  (2,463)
  Resort                   (1,028)     (400)           266    2,556
  Commercial & Property      (139)     (458)           210     (139)
  Other                      (763)     (368)        (1,170)    (728)
Total Operating Loss       (4,809)   (2,548)        (5,110)    (774)
Interest Expense             (655)     (572)        (1,289)  (1,153)
Income Tax Benefit          1,432     1,054          1,741      637

Net Loss                   (4,032)   (2,066)        (4,658)  (1,290)

Net Loss Per Common Share $  (.56)  $  (.29)       $  (.65)  $ (.18)

Average Common
  Shares Outstanding     7,195,800  7,195,800     7,195,800 7,195,800

NOTE:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.